Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Soluna Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (5)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)	4,000,000	(2)	1.655		$6,620,000.00	0.00015310	$1,013.53
Equity	Common Warrant to purchase shares of Common Stock	457(g)	2,000,000	(3)	-	(6)	-	-	-
Equity	Pre-Funded Warrant to purchase shares of Common Stock	457(g)	2,000,000	(4)	-	(6)	-	-	-

Total Offering Amounts							$6,620,000.00		$1,013.53
Total Fee Offsets
Net Fee Due									$1,013.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 2,000,000 shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued to the selling securityholder on September 12, 2025, and (ii) 2,000,000 shares of Common Stock issuable upon exercise of the common warrants (the “Common Warrants”) issued to the selling securitiyholder on September 12, 2025, in accordance with the terms and conditions of that certain Credit and Guaranty Agreement, dated September 12, 2025, by and among Soluna DVSL ComputeCo, LLC, Soluna DVSL II ComputeCo, LLC, Soluna KK I ComputeCo, LLC, Generate Lending, LLC, as administrative agent and collateral agent, and Generate Strategic Credit Master Fund I-A, L.P.
(3)	Represents the Pre-Funded Warrants being registered for resale.
(4)	Represents the Common Warrants being registered for resale.
(5)	Pursuant to Rule 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the Common Stock, as quoted on The Nasdaq Capital Market on September 22, 2025.
(6)	In accordance with Rule 457(g) under the Securities Act, because the shares of Common Stock underlying the Pre-Funded Warrants and Common Warrants are registered hereby, no separate registration fee is required with respect to the Pre-Funded Warrants and Common Warrants registered hereby.